Cintia Ferreira
    Im Hügliacker 2b
4102 Binningen
Switzerland

Witterswil, September 16th 2020

Dear Cintia,

Following our discussions we have the pleasure in confirming your employment contract with our Company at the following terms and conditions:

Between    Invacare International GmbH
    (in the following referred to as the “Company”)

And        Cintia Ferreira
    (in the following referred to as the “Employee”)

1.THE EMPLOYMENT

Position: The Employee is employed with the Company on the terms provided in this contract as Human Resources Head EMEA.

Reporting to: The Employee will report to Ralf Ledda, SVP & GM EMEA.

Trial period: 3 months. The notice period during the trial period is 7 days.

Work permit – The Employee must be in possession of a working permit. The Employee should bring a copy of their passport and AVS card on the first day of employment. The Employee will also have to provide the details for their Swiss bank account for salary payments.

Commencement: January 1st 2021, and no later than February 1st 2021.

Working hours: The normal weekly working hours are 40 excluding lunch and breaks. The Employee shall devote his full working capacity to the Company and may not engage in other paid work without the written consent of the Company. The Employee should work during core hours but flexibility can be agreed with the Manager.

Supplementary hours: Due to the Employee’s job level there will be no compensation for overtime or supplementary hours either in the form of payment or time off in lieu.

Working environment: In order that the Company maintain a positive work environment, the Employee must not engage in nor permit any fellow employee(s) to engage in any form of harassment or unlawful discrimination against another person (whether Company employee or not). This includes harassment and discrimination on the basis of age, sex, race, disability, religion or belief, marriage and civil partnership, pregnancy and maternity, gender reassignment and sexual orientation.

Policies and Procedures: The Employee will adhere to all policies and procedures located in the Company‘s Sharepoint portal available to all employees.

2.REMUNERATION

Salary: The Employee will receive an annual gross salary of CHF 240 000 paid in 12 installments per year. The Employee’s Gross Annual Salary will be reviewed annually according to the rules in place in the Company but there is no automatic entitlement to a salary increase in any year. Next salary review will be January 2022.
Invacare International GmbH
Benkenstrasse 260 – 4108 Witterswil – Switzerland –– E-mail hqeurope@invacare.com

Bonus Plan (MBO): In addition, the Employee in the current position is entitled to a bonus target of 35% of Gross Fixed Annual Salary. This bonus is a discretionary bonus in the sense of the article 322d CO and will not be paid should the employee resign prior to the end of the plan year i.e. not be on the payroll until the 30th of November each year. Furthermore, the bonus payment is subject to the Company Bonus Plan and will be dependent upon the achievement of agreed objectives, based on Company and personal objectives. The bonus will be calculated on a prorated basis for the months worked and the average salary during the plan year. The granting of the bonus does not create any precedent and the payment of a bonus can at any time be freely decided by the employer. If and when the Company wishes to grant a bonus during a certain year, the Employee will be notified at the beginning of the year by means of an internal document.

Taxation: If the Employee holds a ‘B’ work permit, the Employee will be subject to a taxation at source in accordance with Swiss fiscal legislation.

Long Term Incentive Program: Subject to review and approval by the Compensation Committee of the Board of Directors of Invacare Corporation, you will be eligible to receive restricted stock grants on an annual basis.

Sign-on bonus: Upon acceptance of our offer, you will be eligible to receive a sign-on bonus in the amount of CHF 30’000, payed at the latest with the February 2021 installment.

3.COMPANY CAR

The Employee will be eligible to receive a company car or car allowance in line with our company car policy. A company car is a taxable benefit in line with Swiss fiscal legislation.

4.INSURANCES

The usual Employee’s contribution to Swiss Social Security (AVS/AI/APG), unemployment benefits, loss of wages insurance in case of illness and pension fund shall be deducted from gross fixed salary.

Accident Insurance: The Company pays the premium for the accident insurance, whether professional or non-professional (providing the Employee works a minimum of 8 hours per week).

Loss in salary insurance: The Company pays the premium for loss in salary insurance in case of sickness according to legislation and Insurance policy in place.

Pension: The Employee will be entitled to the Company’s LPP Pension Plans - Basic and Complementary (Plans 1&2) according to the rules in place. The remuneration used for benefits is the Employee’s Gross Fixed Annual Salary pay exclusive of bonuses.

5.PORTABLE COMPUTER AND MOBILE PHONE
The Employee is entitled to receive a mobile phone and a lap-top for business purposes, during the course of the employment as long as the Employee is physically required to work.

6.TRANFER OF DATA

The Employee gives permission to the Company to transfer personal and confidential data or the remuneration conditions of the Employee to other Invacare companies either in Europe or outside of Europe that may be required for the normal running of the business.

7.TRAVEL EXPENSES

The Employee will be paid or reimbursed for any reasonable expenses properly incurred while performing his duties on behalf of the Company, subject to the production of receipts in respect of such expenses and subject to compliance with the Company’s rules and policies relating to expenses. Expense reports should be submitted no later than 30 days after the closing of the previous month.
Invacare International GmbH
Benkenstrasse 260 – 4108 Witterswil – Switzerland –– E-mail hqeurope@invacare.com

8.HOLIDAYS

Legal entitlement in Switzerland is 20 days. Invacare International employees are entitled to receive paid holidays of 25 working days per annum. The Employee is required to take all annually entitled holidays during the year. At the end of the employment relationship, the Employee will be asked to take any holiday balance during the notice period and any vacation taken but not accrued up to the date of the end of the contract will be deducted from the final salary payment. The Employee must obtain the prior written approval from the Manager before booking holiday dates. In the case of sick leave, vacation entitlement will be reduced in accordance with Swiss legislation. The Employee will adhere to the Invacare International public holiday and Company holiday schedule for security reasons.

9.TERMINATION

Notice period: Both parties can terminate the contract of employment in writing. The length of the notice period is 6 months, at the end of the month.

At the end of the month in which the Employee reaches the legal age of retirement, the employment will stop.

The Company shall be entitled at any time during the Employee’s employment, or in any event on termination, to deduct from the Employee’s salary (or any other monies due to the Employee) any monies due from the Employee to the Company including (but not limited to) any cash advances, training costs (in accordance with the Company Training funding policy and agreement), any sums to be deducted in accordance with the Company's vehicle policy, the cost of repairing any damage or loss to the Company's property caused by the Employee (and of recovering the same), any sums due from the Employee and any other monies owed by the Employee to the Company including replacement of car park remote control and loaned equipment.

The Company reserves the right to terminate the Employee’s contract without any notice or payment in lieu of notice if it has reasonable grounds to believe that:
the Employee has committed gross misconduct;
the Employee has committed gross negligence;
the Employee has taken leave without authorization (except in the case of illness or accident);
the Employee is in material breach of one of the terms of this agreement;
the Employee is convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of their duties; and/or the Employee has committed any fraud, dishonesty or conduct tending to bring the Employee, the Company or any Associated Company into disrepute.
Further examples of gross misconduct are set out under Swiss Labour laws.
The Company shall retain the right to suspend the Employee on full pay and benefits pending any investigation into potential dishonesty, gross misconduct or other similar circumstances.

10.SECRECY

The Employee shall be under secrecy as regards anything that is learned in connection with the execution of the duties as Employee, except as regards matters that by their very nature must be communicated to a third party. This secrecy shall also apply after the Employee has left the Company. When the Employee leaves the Company – regardless of reason – any material belonging to the Company in the Employees possession shall be returned to the Company. The Employee may not exercise a lien on any materials belonging to the Company.

11.MISCELLANEOUS

Invacare International GmbH
Benkenstrasse 260 – 4108 Witterswil – Switzerland –– E-mail hqeurope@invacare.com

Insofar the Employment Agreement does not derogate from them, the provisions of the following rules and regulations, which form an integral part of this Employment Agreement, shall apply:
- Employee Handbook
- Employee Privacy Policy
- Global Anti-Bribery and Anti-Corruption Policy
- Acceptable Use and Access Policy and Procedures for Electronic Communications and Electronic Devices
    - Business Ethics and Code of Conduct
    - Whistleblower
    - Conflict of interest
    - Insider trading

Any controversy about interpretation of this contract and all other disputes between the parties that might stem from this contract must be settled in accordance with Swiss law.

This contract has been executed in two original copies, one given to each of the parties.

Please confirm your acceptance of our offer by signing all original documents (signature on the last page and initials on all other pages) and returning one full set of signed documents to the undersigned.

Yours sincerely,

/s/ Ralf Ledda
________________________
Ralf Ledda
SVP & GM EMEA

            /s/ Cintia Ferreira
Read and agreed __________________________        Date: Sept. 17th, 2020
Cintia Ferreira
Invacare International GmbH
Benkenstrasse 260 – 4108 Witterswil – Switzerland –– E-mail hqeurope@invacare.com